Exhibit 5.1

December 11, 2014

Board of Directors
Republic First Bancorp, Inc.
50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania  19102

Re:           Registration Statement on Form S-8 of Republic First Bancorp, Inc.

Ladies and Gentlemen:

We have acted as counsel to Republic First Bancorp, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of 2,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued to participants in the Republic First Bancorp, Inc. 2014 Equity Incentive Plan (the “Plan”).

In our capacity as counsel to the Company, we have reviewed:

(1)	the articles of incorporation of the Company;

(2)	the bylaws of the Company;

(3)	resolutions adopted by the board of directors of the Company relating to the Registration Statement;

(4)	the Registration Statement;

(5)	the Plan; and

(6)	a copy of a form of Common Stock certificate.

In delivering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  In connection with this letter, we have concerned ourselves solely with the application of the laws of the Commonwealth of Pennsylvania and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.  In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee